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                         October 6, 2022

       Neil G. Mitchill, Jr.
       Chief Financial Officer
       Raytheon Technologies Corp.
       870 Winter Street
       Waltham, MA 02451

                                                        Re: Raytheon
Technologies Corp.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 14,
2022
                                                            File No. 001-00812

       Dear Neil G. Mitchill:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program